Filed pursuant to Rule 424(b)(3)
File No. 333-162057

Prospectus Supplement No. 1

(to prospectus dated November 10, 2009)

Spectrum Brands, Inc.

12% Senior Subordinated Toggle Notes due 2019

Common Stock

This prospectus supplement supplements and amends information contained in the prospectus dated November 10, 2009, relating to the resale by various securityholders of up to $158,703,891 in aggregate principal amount of 12% Senior Subordinated Toggle Notes due 2019 and up to 22,886,685 shares of common stock, par value $0.01 per share, of Spectrum Brands, Inc. This prospectus supplement is not complete without, and should be read together with, the prospectus.

You should consider carefully risks that are described in the “Risk Factors” beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference into the prospectus from our filings with the United States Securities and Exchange Commission (the “SEC”), before investing in the notes and the shares of common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus (as supplemented and amended hereby) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 17, 2009.

SELLING SECURITYHOLDERS

The table in the section “Selling Securityholders—12% Notes” (the “Selling Noteholders Table”) of the prospectus dated November 10, 2009 is hereby supplemented and amended by the information set forth in the table below. All other portions of the prospectus remain unchanged.

We have prepared this prospectus supplement based on information provided to us by or on behalf of Global Opportunities Breakaway Ltd. and Credit Distressed Blue Line Master Fund, Ltd. on or about December 15, 2009. Since the date on which such entities provided this information to us, Credit Distressed Blue Line Master Fund, Ltd. may have sold, transferred or otherwise disposed of all or a portion of its 12% Senior Subordinated Toggle Notes due 2019.

The Selling Noteholders Table is being revised to reflect the transfer in the principal amount indicated below from Global Opportunities Breakaway Ltd. to Credit Distressed Blue Line Master Fund, Ltd. and to otherwise replace Global Opportunities Breakaway Ltd. as a selling noteholder. Accordingly, the information set forth in the table below regarding Credit Distressed Blue Line Master Fund, Ltd. supersedes and replaces the information in the Selling Noteholders Table solely to the extent applicable to Global Opportunities Breakaway Ltd.

	Principal Amount Beneficially Owned Before the Offering (1)		Maximum Principal Amount of the 12% Notes to be Offered by this Prospectus (3)	Principal Amount Beneficially Owned After the Offering (4)
Name of Beneficial Owner		% of Class (2)			% of Class (2)
Credit Distressed Blue Line Master Fund, Ltd. (5) 450 Park Avenue 30th Floor New York, NY 10022	$11,729,574	5.4%	$14,789,696	$0	0.0%

(1)	Applicable beneficial ownership as of December 15, 2009.

(2)	Applicable percentage of beneficial ownership is based on $218,076,405 in principal amount of the 12% Notes issued and outstanding as of October 28, 2009.

(3)	Such amount includes an estimate, calculated solely for the purposes of the prospectus (as supplemented and amended hereby), of the aggregate principal amount by which the amount owned by such selling noteholder before the offering would be increased if Spectrum Brands, Inc. elected to pay interest to such selling noteholder in kind until August 28, 2011.

(4)	Assuming that such selling noteholder sells in the offering all of such securities we have registered for it pursuant to the registration statement of which the prospectus (as supplemented and amended hereby) forms a part.

(5)	The securities owned by Credit Distressed Blue Line Master Fund, Ltd.(the “Blue Line Fund”), may also be deemed to be beneficially owned by HCP II, the investment manager of the Blue Line Fund; HCP II GP, the general partner of HCP II; and Philip Falcone, the managing member of HCP II GP and the portfolio manager of the Blue Line Fund. The Blue Line Fund is an affiliate of existing selling securityholders but has not otherwise had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.